Exhibit 99.1

Storage Computer in New Japan Distribution Agreement; TechnoGraphy named as Exclusive Japan Distributor in new 3 Year Deal

    NASHUA, N.H.--(BUSINESS WIRE)--Feb. 23, 2005--Storage Computer Corporation (OTC:SOSO), (www.storage.com), a provider of high-performance storage management software systems, today announced that it has reached agreement with Tokyo based TechnoGraphy Inc. on an exclusive distribution agreement covering all Japan based OEM, System Integrators, and VAR accounts. The agreement includes Storage Computer's current CyberNAS, iCyberSTOR, and CyberVSA software products, as well as, several new products under development. The initial 3 year agreement is subject to performance metrics, and is renewable automatically with performance metrics achievements.
    Storage Computer renewed its relationship with TechnoGraphy in August 2004. TGI was Storage Computer's most successful distributor between 1992 and 1998, selling over 1,000 RAID 7 systems in Japan, and accounting for 25% of total SCC sales over those years.
    Shigeho Inaoka, the Founder and President of TGI, has long been a high visibility player in the Japanese computer market serving as Sales Manager of Digital Equipment (DEC Japan), CEO of Apollo Computer Japan (driving the company from zero to $80,000,000 sales before HP's acquisition of Apollo), and President of Sony Computer Systems before venturing out on his own with TechnoGraphy in 1992. Inaoka served on the Board of Directors of Storage Computer from 1993 to 1998.
    TGI has strong technical skills capable of selling and supporting all of Storage Computer's products. In addition, TGI has long and deep relationships with many Japanese computer manufacturers like Fujitsu and Hitachi and also major Systems Integrators like C.Itoh Techno Science, Inc,.(CTC), Tokyo Electron LTC. and many national accounts.
    As far as Advanced Technology and Systems Co. (ADTX), S. Inaoka mentioned he has made an OEM contract with them in selling the CyberNAS/iCyberSTOR/VSA softwares on their own hardware effective date on Feb 18 in 2005.
    And also S. Inaoka says that TGI has agreed with ADTX and NetMarks to mutual development of unique and the next generation of high speed NAS system.
    This high performance NAS system consists of that disk system which is manufactured by ADTX is provided and NAS software with CyberNAS/iCyberSTOR and CyberVSA to be developed by Storage Computer Corp (SCC) is provided TGI and will be sold with 10G Ethernet NIC/HB sold by NetMarks and Layer Z switched made by Fujitsu.
    S. Inaoka says we are very exciting to launch out in working together three of us and he is expecting to make revenue about $20M through them and our end users opportunities.
    Storage Computer maintained an exclusive representation agreement for Japan with TechnoGraphy from 1992 to 2001which greatly benefited both companies.

    About TechnoGraphy Inc (Japan)

    TechnoGraphy Inc, is a privately held company founded in 1992 and based in Tokyo. Inaoka served on the Board of Directors of Storage Computer from 1993 to 1998. http://www.tgi.co.jp/

    About Advanced Technology and Systems Co. Ltd. (Japan)

    ADTX, headquartered in Tokyo, Japan with U.S. and European operations located in Irvine, Calif., is a leader in the development and manufacturing of high quality and affordable data storage products such as RAID systems, mirror drives and multimedia storage devices. ADTX SATA RAID systems offer the "Best in Class" storage products with fibre channel or SCSI interfaces for SAN and DAS solutions. Development and manufacturing of the products started over 11 years ago with one of the first IDE / ATA based RAID systems to be introduced. ADTX has grown to become publicly traded on NASDAQ Japan with over 200 employees worldwide and 2004 sales of over $100 Million.
    Advanced Technology and Systems Co., Ltd. (ADTX) was founded in 1993 as a joint venture between IBM Japan and a group of experienced Managers with IBM backgrounds. The objective was to provide total storage solutions to customers by utilizing IBM Japan's many years of experience in the manufacture of hard disks and other devices. The Company's charter was to engineer and market the highest quality storage and storage related products. ADTX has expanded and now includes locations in Yokohama (HQ), Tokyo, Philippines (Cebu City), China (Beijing, Shanghai and Guangzhou) and a United States facility in Irvine, California.
    According to Japan ATA/SATA Disk Storage Systems 2005-2008 Forecast and 2004 Review published by IDC Japan, ADTX is the leader based on terabytes shipped and revenue earned for the first six months of 2004. Additional results from this report show that; in Japan, not only did ADTX have the best figures for terabyte shipments and revenue for the first half of 2004, but ADTX held the highest ATA/SATA system based revenue for the entire year of 2003 as well. http://www.adtx.com/us

    About NETMARKS INC. (Japan)

    NETMARKS INC is a publicly held company established March 18, 1997 and listed on the Tokyo Stock Exchange second section. Stakeholders include SUMITOMO ELECTRIC INDUSTRIES,LTD., Nomura Research Institute, Ltd., SUMITOMO DENSETSU CO,LTD, Internet Inituative Japan Inc. TIS Inc. , and Employees stock ownership association. The Company employs over 800 worldwide with Sales Offices Tokyo (Akasaka headquarters, Shinagawa support center), Osaka, Nagoya, Fukuoka, Sapporo, Hiroshima, Sendai,Naha Overseas Offices Jakarta, Manila, Bangkok, Singapore, and Shanghai. Consolidated Subsidiaries NETMARKS SUPPORT AND SERVICE INC., S&I Co.,Ltd., and STERNET Co.,Ltd.
    Having large expertise and experience, Netmarks delivers state of the art solutions with high quality consulting, integration and support services. Our goal is to enable our clients to maximize the opportunities that new technologies bring. Under our corporate brand slogan of "We are here.", Netmarks consistently provides world class professional service and solutions to help customers to achieve their strategic goal. Covering all the aspects of network integration, Netmarks extends its business area to value added services such as network security and storage integration and network management outsourcing service. http://www.netmarks.co.jp/english

    About Storage Computer Corporation

    Storage Computer Corporation (OTC:SOSO): Pioneers in RAID technology, Storage Computer Corporation is a provider of high performance storage software solutions focused on developing advanced storage architectures to address the emerging needs of high-bandwidth and other "performance-impaired" applications. Storage Computer's technology supports a variety of applications including advanced database activities, wide area networked storage and sophisticated business continuity topologies http://www.storage.com.

    Forward-Looking Statements. This press release contains forward-looking statements to future events or future financial performance that involves risks and uncertainties. The forward-looking statements in this press release address a variety of subjects, including without limitation, future business prospects and products. These statements are made pursuant to the safe harbor provisions of
Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.

    CONTACT: Storage Computer Corporation
             Michael J. O'Donnell, 603-880-3005